
China Commercial Credit, Inc.
Delaware
("CCC" or the "Company")
Incorporated on December 19, 2011
100%
CCC International Investment Ltd. ("CCC BVI")
Incorporated on August 21, 2012
100%
CCC International Investment Holding Ltd ("CCC HK")
Incorporated on September 4, 2012
Offshore
Onshore
100%
Wujiang Luxiang Rural Microcredit Co. Ltd. ("Wujiang Luxiang")
Established on October 21, 2008
(1)
Wujiang Luxiang Information Techology Consulting Co. Ltd. ("WFOE")
Established on September 26, 2012
Pride Financial Leasing (Suzhou) Co. Ltd ("PFL")
Established on September 5, 2013